                                                                     EXHIBIT 4.1

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
Section 1.  Nature of Plan.....................................     1

Section 2.  Definitions........................................     1

Section 3.  Administration.....................................     4

Section 4.  Eligibility........................................     5

Section 5.  Company Stock Subject to the Plan..................     5

Section 6.  Determination of Fair Market Value.................     6

Section 7.  Terms of the Plan..................................     6

Section 8.  Exercise of Options After Separation From Service..     8

Section 9.  Restrictions on Sale and Transfer of Stock.........     9

Section 10. Non-Transferability................................     9

Section 11. Mergers, Consolidations, Etc.......................     9

Section 12. Anti-Dilution......................................    10

Section 13. Miscellaneous......................................    10

                          ENTREGA TECHNOLOGIES, INC.
                               STOCK OPTION PLAN



Section 1.  Nature of Plan.
            --------------

     The Entrega Technologies, Inc. Stock Option Plan (the "Plan") is entered into by Entrega Technologies, Inc. (the "Company") with the intent of providing incentive benefits to a select group of key employees, officers, directors, and certain independent contractors of the Company who contribute materially to the success of the Company and to induce the efforts of such individuals to contribute to the continued growth and future business success of the Company.

     The purpose of the Plan is to encourage the long-term success of the Company by: (1) providing a means by which the Company can attract, motivate and retain key employees who can contribute materially to that success; and (2) encouraging stock ownership for those individuals who should have a proprietary interest in the Company's success.

     It is intended that the Options granted pursuant to this Plan may be granted as either non-qualified stock options which do not satisfy the requirements of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or as incentive stock options which do satisfy the requirements of said Section 422.

Section 2.  Definitions.
            -----------

     For purposes of this Plan, unless the context clearly implies otherwise, the singular includes the plural; the masculine includes the feminine; and the capitalized words have the following meanings:

Anniversary Date              December 31st of each year.

Beneficiary                   The person or persons, or the estate of a
                              Participant, entitled to receive any benefits under the Plan following the death of a Participant.

Board of Directors            The Board of Directors of the Company, as same may
                              be appointed from time to time pursuant to a vote of the Company's Shareholders.

Committee                     The Committee appointed by the Board of Directors,
                              or in the absence of a duly appointed Committee, the Board itself, which administers the Plan.

Company Entrega Technologies, Inc., a California corporation, and its successors and assigns.

Company Stock                 Shares of nonvoting common stock of the Company
                              which are authorized and issued as of the Date of Grant.

Date of Exercise              The date on which a Participant in the Plan
                              exercises an Option to purchase Company Stock.

Date of Grant                 The date on which an Employee, Independent
                              Contractor, Officer or Director is granted an Option pursuant to this Plan.

Director Any person who is a member of the Board of Directors of the Company.

Effective Date                January 16, 1998.

Employee Any person who is employed on a regular full-time basis with the Company as determined by its personnel policies and practices.

Employer Entrega Technologies, Inc., a California corporation, its successors and assigns.

Fair Market Value             The fair market value of the Company's Stock as of
                              any given Anniversary Date, as determined under the provisions of Section 6.

Independent Contractor        Any person or entity who is retained by Employer
                              as an independent contractor to provide services to Employer. An Independent Contractor shall not be an Employee and is only eligible to receive
                              Non-Qualified Options.

Non-Qualified Option          A stock option which does not satisfy the
                              requirements of incentive stock options under
                              Section 422 of the Internal Revenue Code of 1986, as amended. A Non-Qualified Option is still a valid stock option granted by the Company, but does not receive the favorable tax treatment of an incentive stock option.

Officer Any person who is an Employee of the Company and has been designated as an Officer of the Company by its Board of Directors.

Option The right to purchase one or more shares of Company Stock pursuant to the provisions of this Plan. Options granted hereunder may be either Non-Qualified Options or Incentive Stock Options.

Option Pool                   The Option Shares made available under this Plan.

Option Shares                 The shares of Company Stock covered by an Option
                              granted pursuant to this Plan.

Optionee Any Employee, Independent Contractor, Officer or Director who has entered into a Stock Option Agreement with the Company.

Participant                   Any Employee, Independent Contractor, Officer or
                              Director designated by the Committee as being eligible to receive Options pursuant to this Plan.

Plan The Entrega Technologies, Inc. Stock Option Plan which shall be evidenced by this Plan and by each Stock Option Agreement entered into pursuant thereto.

Plan Year                     For the first year of the Plan, the year shall
                              begin on January 16, 1998 and end on December 31, 1998. For every year thereafter, the twelve (12)
                              consecutive calendar months beginning on January 1 of each year shall be the Plan Year.

Shareholders' Agreement       The Shareholders' Agreement among the Company and
                              its shareholders dated the date hereof. There may be different Shareholders' Agreements for different Shareholders, in which case all references to a Shareholders' Agreement shall refer only to the Shareholders' Agreement to which the affected Shareholder is a party.

Shares                        Shares of Company Stock.

Separation from Service       The date of Optionee's last day of employment with
                              Company.

Stock Option Agreement        The form of written agreement which is entered
                              into between the Company and a Participant in this Plan pursuant to which the Participant is granted an Option.

Year of Exercise              The twelve (12) consecutive month period beginning
                              as of the Date of Grant of an Option, and each twelve (12) consecutive month period beginning on an anniversary of said Date of Grant.

Section 3.  Administration.
            --------------

       (a)   Committee Membership. The Plan shall be administered by a
             --------------------
Committee of the Board of Directors, or, in the absence of such Committee, by the Board of Directors itself. The Board of Directors has the power to dictate the operation and conduct of the Committee, including the number of its members. The designation of the Committee members shall be set forth in a Board of Directors' resolution and provide that any Committee member may resign from office or may be removed by the Board. Upon such resignation or removal, a Committee member shall be appointed from the remaining members of the Board of Directors.

       (b)   Committee Action. The Committee shall act by a majority of its
             ----------------
members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. Any action so approved shall be considered an action approved by the Committee and the entire Board of Directors. In addition, the Committee shall have the power to delegate specific responsibilities to officers or employees of the Company or to other persons, all of whom shall serve at the pleasure of the Committee and, if full-time employees of the Company, without additional compensation for such services.

       (c)   Responsibilities of the Committee. The Committee shall enforce this
             ---------------------------------
Plan in accordance with its terms and shall be charged with its general administration and shall have all necessary power to accomplish those purposes, including but not limited to the power:

             (i) To maintain all the necessary records for the administration of the Plan.

             (ii) To retain an independent appraiser for the purpose of valuing the common stock of the Company.

             (iii) To confirm the designation of Employees, Independent Contractors, Officers or Directors of the Company as eligible to participate in the Plan, as recommended by the Chief Executive Officer, Chief Financial Officer, Secretary, or a director of the Company.

             (iv) To approve the grant of Options to any Participant in the Plan based on individual contributions to the Company's fiscal performance.

             (v) To determine and approve the terms and conditions of each Participant's Stock Option Agreement.

             (vi) To make and publish such rules for the administration of this Plan which are not inconsistent with the terms hereof.

        (d)  Information. The Corporation shall supply the Committee with full
             -----------
and timely information on all matters relating to the revenues of the Company and such other pertinent facts as the Committee may require to fulfill its responsibilities under the Plan.

        (e)  Compensation and Expenses. The members of the Committee shall serve
             -------------------------
without compensation for their services hereunder. All expenses of the Committee shall be paid by the Company, and the Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

        (f)  Consultants and Advisors. The Committee may employ such consultants
             ------------------------
and advisors as it deems necessary or useful in carrying out its duties hereunder, with the cost thereof to be paid by the Company, including but not limited to retaining an independent appraiser for the purposes of valuing the common stock of the Company and retaining counsel to advise with respect to interpretation of the Plan.

Section 4.  Eligibility.
            -----------

        (a) The Chief Executive Officer, Chief Financial Officer, Secretary or a director of the Company shall submit recommendations to the Committee of Employees, Independent Contractors, Officers or Directors eligible to participate in the Plan, as well as the amount of Options to be granted to each such designated Participant during the Plan Year. All such individuals, and any other individuals who, in the Committee's judgment, are (or will be) contributing to the long-term success of the Company, may be granted Options pursuant to this Plan. However, no Incentive Stock Option shall be granted to any individual who is not an Employee of the Company.

        (b) Each such designated Participant as well as the recommended grant of Options pursuant to this Plan is subject to confirmation by the Committee. Any such confirmation shall be in the sole discretion of the Committee and be based on the individual achievement and contribution of the designated Participant to the continued productivity and profitability of the Company.

        (c) Any individual so designated and confirmed shall become an Optionee in the Plan upon execution and delivery to the Board of Directors of a Stock Option Agreement.

        (d) Notwithstanding the foregoing, participation in the Plan is voluntary and any Employee, Independent Contractor, Officer or Director designated as a Participant may waive participation within ten (10) days of the Date of Grant. Any such waiver shall be effective only with respect to those Options granted as of said date.

Section 5.  Company Stock Subject to the Plan.
            ---------------------------------

        The total number of Shares authorized pursuant to the Articles of Incorporation of Company for the granting of Options is One Million (1,000,000) Shares of Company Stock. The total amount of Shares allocated to the Option Pool for each Plan Year granted under this Plan will be determined annually by the Board of Directors. If any Option granted under this Plan is waived, or expires for any reason, prior to having been fully exercised by an Optionee, the number of Option Shares not purchased pursuant to such Option shall be reinstated in the Option Pool and available for future Options under this Plan. Notwithstanding the foregoing, however, appropriate adjustments in the number of the Option Shares, and in the Option Price per share, shall be made by the Board of Directors to give effect to any adjustments pursuant to Section 11 hereof.

Section 6. Determination of Fair Market Value.
           ----------------------------------

        The fair market value of the Company Stock shall be determined either by the Board of Directors in good faith based upon the financial and economic information available to it or by an independent appraiser, determined as of the Date of Grant.

Section 7. Terms of the Plan.
           -----------------

        (a) Grant of Options. For the Plan Year ending December 31, 1998 and for each such succeeding Plan Year thereafter as the Committee may determine to be in the best interests of the Company, Options may be granted to Participants to purchase Shares allocable to this Plan. Each such Option shall be evidenced by a Stock Option Agreement between the Company and the Optionee as well as the Optionee's written acceptance to be bound by the terms of the Shareholders' Agreement. The terms and conditions of each Stock Option Agreement shall be determined on a case by case basis, in the sole discretion of the Committee. Notwithstanding the above, each Stock Option Agreement shall comply in substantial part with the following terms and conditions:

        (b)  Option Price, Vesting and Exercise of Options.  Options shall be
             ---------------------------------------------
granted at the Option Price set forth below and shall vest and may be exercised as follows:

             (i) As to all Options granted to Employees and Officers as Incentive Stock Options, the Option Price established by the Committee shall be the Fair Market Value of the Option Shares, as determined under the provisions of Section 6 hereof. For Incentive Stock Options granted to an otherwise eligible Employee or Officer who, immediately before the granting of such Option (and without taking into account the Option Shares object to the Option being granted), is the registered or beneficial owner of more than ten percent (10%) of the total combined voting power or value of all classes of capital stock of the Company (a "10% Shareholder"), the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value on the Date of Grant.

             (ii) As to all Options granted to Employees, Independent Contractors, Officers and Directors as Non-Qualified Options, the Option Price shall be such price, and such Option shall vest over such period, as the Board or the Committee shall establish at the Date of Grant.

             (iii) To the extent the aggregate Fair Market Value (determined at the time the Option is granted) of the Option Shares with respect to which Options are exercisable for the first time by any one individual during any calendar year exceed One Hundred Thousand Dollars ($100,000), such Options exercised in excess of that amount shall be Non-Qualified Options. Total Fair Market Value shall be determined by multiplying the Fair Market Value per share at the Date of Grant times the number of Option Shares granted.

             (iv) Subject to the discretion of the Committee to change the following vesting schedule in specific Stock Option Agreements, Options shall vest and may be exercised by the Optionee as follows:

             ------------------------------------------------------------------------------------------------
                     Year of Exercise Following Date of Grant                     Amount Vested
             ------------------------------------------------------------------------------------------------

                                         1                                                  25%
             ------------------------------------------------------------------------------------------------

                                         2                                                  50%
             ------------------------------------------------------------------------------------------------

                                         3                                                  75%
             ------------------------------------------------------------------------------------------------

                                         4                                                 100%
             ------------------------------------------------------------------------------------------------

                     Any portion of an Option which vests, but is not exercised by an Optionee during a given year, may be exercised during any subsequent year until expiration of the Option pursuant to subsection (c) of this Section 7. Each Year of Exercise shall be the twelve (12) consecutive month period beginning as of the Date of Grant or the anniversary thereof. Notwithstanding the above, the vesting schedule is subject to the provisions of Section 11.

        (c)  Duration of Options. Except as provided in Section 8 or as
             -------------------
otherwise set forth in the Stock Option Agreement, the expiration date for each Option granted under the Plan and all rights to purchase Option Shares pursuant thereto shall be no later than the tenth (10th) anniversary of the Date of Grant; provided that in the event that the Optionee is a 10% Shareholder and it is intended that the Option shall be an Incentive Stock Option, such expiration date shall be not later than the fifth (5th) anniversary of the Date of Grant of the Option.

        (d)  Exercise of Options. An Optionee vested in and entitled to exercise
             -------------------
an Option granted pursuant to this Plan may exercise it in whole at any time, or in part from time to time, by delivering to the Secretary of the Company written notice specifying the number of Option Shares with respect to which the Option is being exercised, together with payment in full of the purchase price of such shares in cash or by a cashier's check or any other consideration acceptable to the Committee in its sole discretion so long as such consideration is permissible under the applicable federal and state laws.

        (e)  Shareholders' Agreement. All Option Shares acquired upon the
             -----------------------
exercise of any Option shall be subject to the terms and conditions of a Shareholders' Agreement. As a condition precedent to the Optionee exercising an Option and the obligation of the Company to issue stock pursuant to the exercise of an Option, the Optionee must first execute an Adoption Agreement agreeing to be bound by the terms of the applicable Shareholders' Agreement.

Section 8. Exercise of Options After Separation From Service.
           -------------------------------------------------

     Any Option granted pursuant to this Plan may be exercised by an Optionee after a Separation from Service from the Company only to the extent that such Option was vested immediately prior to such Separation and then only according to the following rules, unless other rules are specifically set forth in an Optionee's particular Stock Option Agreement, in which case the terms set forth in the Stock Option Agreement shall apply:

     (a) In the event that an Optionee's Separation from Service with the Company was either (i) for cause as defined in an Optionee's Employment Agreement or the Employment Manual, or if no Employment Agreement or Employee Manual, providing provisions applicable to such Optionee, "Cause" shall be Optionee's failure to perform in a satisfactory manner his duties with Company, as determined by the Board of Directors in its sole discretion, or: (1) the commission by Optionee of any act of embezzlement, fraud, larceny, theft or other willful misconduct relating to and adversely affecting the business affairs of Company; (2) the conviction of Optionee of a felony, whether or not related to his employment by Employer; (3) a willful breach by Optionee of his duties and responsibilities under his Employment Agreement; (4) the habitual failure of Optionee to perform his duties and responsibilities in a manner and to the extent required; (5) conduct on the part of Optionee which the Board, in good faith, determines would reflect so seriously upon the public reputation of Optionee, if such conduct became publicly known, as to substantially prejudice the Company's interests if Optionee were retained as an Employee, Independent Contractor, Officer or Director of the Company; or (6) if the Optionee fails, in the reasonable opinion of the President or Board of Directors of the Company, to devote a substantial portion of his work efforts to the performance of his duties hereunder, except by reason of disability, or (ii) for reasons other than those specified in Sections 8(b), (c) and (d), any unexercised Option held by such Optionee shall immediately terminate.

     (b) In the event of the death of the Optionee while employed by the Company or while the Option remains in effect under Section 8(c) or 8(d), any unexercised but vested Option held by such Optionee shall terminate on the earlier of (i) ninety (90) days after the Date on which the Separation from Service occurred; or (ii) the Option's expiration date.

     (c) In the event of an Optionee's Separation from Service with the Corporation on account of the Optionee's total and complete disability as defined in an Optionee's Employment Agreement or Employment Manual, any unexercised but vested Option held by such Optionee shall terminate on the earlier of (i) ninety (90) days after the Date on which occurred the Separation from Service; or (ii) the Option's expiration date.

     (d) In the event of an Optionee's Separation from Service with the Company either after age sixty-five (65) or before age 65 with the written consent of the Company (the "Retirement"), any unexercised but vested Option held by such Optionee shall terminate on the earlier of (i) ninety (90) days after the Date on which the Separation from Service occurred; or (ii) the Option's expiration date.

     (e) The Committee shall determine in each case whether an authorized leave of absence, military service or otherwise, shall constitute a Separation from Service.

Section 9.   Restrictions on Sale and Transfer of Stock.
             ------------------------------------------

         All Option Shares acquired by a Participant upon the exercise of any Option pursuant to this Plan cannot be sold, transferred, assigned, encumbered or otherwise alienated except pursuant to the terms of the applicable Shareholders' Agreement.

Section 10.  Non-Transferability.
             -------------------

         Unless otherwise provided in a particular Optionee's Stock Option Agreement, unexercised Options granted pursuant to this Plan shall not be transferable by the Optionee except by will or the laws of descent and distribution and all Options shall be exercisable during the Optionee's lifetime only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

Section 11.  Mergers, Consolidations, Etc.
             -----------------------------

         If the Company approves a proposal to sell, merge, consolidate or otherwise transfer all or substantially all of the assets or stock of the Company, including an initial public offering, certain Optionees, as set forth in the Stock Option Agreement shall be eligible to exercise any or all theretofore unexercisable Options. If an Optionee is so eligible, the Committee shall notify in writing those Optionees of the proposed transaction. Such written notice shall be provided at least fifteen (15) days prior to the effective date of the proposed transaction and shall advise the eligible Optionee that he has the right to exercise any or all theretofore unexercisable Options which were granted to the Optionee, including those, if any, which by reason of the relevant Plan or Stock Option Agreement provisions have not then become eligible for exercise, whether because such Options are not then vested or otherwise. The eligible Optionee, by so notifying the Company in writing, may, in exercising such Options, condition such exercise upon, and provide that such exercise shall become effective at the time of, but immediately prior to, the consummation of the transaction. Exercise of Options which would not be exercisable but for the provisions of this Section 11 may be exercised only conditionally upon the consummation of the transaction. If the transaction is consummated, each Option, to the extent not previously exercised prior to the date specified in the foregoing exercise of Option notice, shall terminate on the effective date of such consummation. If the transaction is abandoned: (a) Any shares not purchased upon exercise of such Option shall continue to be available for purchase in accordance with the Plan and the applicable agreement; and (b) To the extent that any Option not exercised prior to such abandonment was unvested, the vesting schedule set forth in the applicable Stock Option Agreement shall continue in force as originally contemplated.

Section 12.  Anti-Dilution.  In the event of a stock split, reverse stock split
             -------------
or recapitalization, the number of Option Shares and the Option Price shall be adjusted by the Company accordingly such that the Option Shares shall not be diluted.

Section 13.  Miscellaneous.
             -------------

     (a)  Effective Date and Duration. This Plan shall become effective as of
          ---------------------------
January 16, 1998, subject to the approval of the Plan by the Shareholders of the Company within twelve (12) months from the date of adoption of the Plan by the Board of Directors of the Company. Unless the Plan is sooner terminated pursuant to Section 12(b), the Plan shall terminate on, and no Option shall be granted after, the tenth (10th) anniversary date of the Effective Date. The provisions of the Plan, however, shall continue to govern all Options theretofore granted until the exercise, expiration or cancellation of such Options.

     (b)  Amendment and Termination of the Plan. The Board of Directors of the
          -------------------------------------
Company may terminate the Plan at any time, or amend it from time to time in such respects as it deems desirable; provided that, without the further approval of the Shareholders of the Company, no amendment shall: (i) increase the maximum number of shares with respect to which Options may be granted under the Plan provided for in Section 5; (ii) change the Option Price provided for in Section 7(b); or (iii) change the eligibility provisions of Section 4; and, provided further, that no termination of, or amendment to, the Plan shall adversely effect the rights of an Optionee holding an Option theretofore granted under the Plan without the consent of said Optionee.

     (c)  Issuance of Shares - Restrictions. Subject to the conditions and
          ---------------------------------
restrictions provided in this Section 12(c) and in Sections 7(d) and 7(e), the Company shall, as soon as practicable after an Option has been exercised in whole or in part, deliver to the Optionee a certificate, registered in the name of such Optionee, for the number of shares of stock with respect to which the Option has been exercised. The Company shall legend such stock certificate issued hereunder to reflect the restrictions necessary under the terms of the Shareholders' Agreement and any federal or state laws or regulations thereunder. The Committee may require that Options be exercised in convenient units of shares, and any such requirement shall be specified in the Stock Option Agreement.

     (d)  Rights as Shareholder and Employee. No person holding an Option has
          ----------------------------------
any rights as a Shareholder of the Company with respect to any Option Shares prior to the date of issuance of such shares. Neither the Plan, nor any Option granted under the Plan, shall confer upon a person any right to continue in the employment of the Company or, as to the Plan, any right to an Option under this Plan.

     (e)  Construction. The Plan and the agreements entered into pursuant
          ------------
thereto, shall be governed by and interpreted in accordance with the laws of the State of California.
     Executed this 16th day of January, 1998.

                                         ENTREGA TECHNOLOGIES, INC.



                                         By: /s/ Eric Feedman
                                            ______________________________
                                              President


                                         By: /s/ Eric Feedman
                                            ______________________________
                                              Secretary